UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/15/2009

Casey's General Stores, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-12788

IA	42-0935283
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Convenience Blvd.
PO Box 3001
Ankeny, IA 50021
(Address of principal executive offices, including zip code)

515/965-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On April 15, 2009, Casey's General Stores, Inc. (the "Company") reported March 2009 same-store sales results for stores open for one full year. Same store gasoline gallons sold increased 1.2% in March 2009 compared to March 2008.   The gasoline margin was above the Company's fiscal 2009 goal of 10.8 cents per gallon. The average retail price of gasoline sold during March 2009 was $1.87 per gallon.   Same-store sales for prepared food and fountain increased 6.4% while grocery and other merchandise increased 10.5% in March 2009 compared to March 2008. During March 2009, the Company experienced significant cost increases on cigarettes from the Company's suppliers. Approximately 4-5% of the increase in grocery and other merchandise sales during March 2009 was related to retail price adjustments that were made as a result of these cost pressures.

The information contained in this Form 8-K is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casey's General Stores, Inc.

Date: April 15, 2009	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and Chief Financial Officer